EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-158097 and 333-176245 of Spectra Energy Partners, LP on Form S-3 and Registration Statement No. 333-144315 of Spectra Energy Partners, LP on Form S-8 of our report dated February 28, 2012, relating to the consolidated financial statements of Market Hub Partners Holding and subsidiaries as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011, appearing in this Annual Report on Form 10-K of Spectra Energy Partners, LP for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Houston, Texas

February 28, 2012